Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING APPOINTS PAUL WHETSELL, JOHN BAILEY
TO BOARD OF DIRECTORS

LAS VEGAS - JANUARY 22, 2015 - Boyd Gaming Corporation (NYSE: BYD) today announced that Paul Whetsell and John Bailey have been appointed to its Board of Directors.

Whetsell is President and Chief Executive Officer of Loews Hotels & Resorts, owner and operator of 22 upscale hotels and resorts across the United States and Canada. Bailey is managing partner of Bailey Kennedy, a Las Vegas law firm specializing in corporate and gaming law.

“Paul and John are outstanding additions to an already distinguished Board of Directors,” said Bill Boyd, Executive Chairman of Boyd Gaming. “With almost four decades of experience in the hospitality industry, Paul will be an invaluable advisor to our Company as we continue to execute on our long-term growth strategy. And as one of Nevada’s most respected attorneys, John will further strengthen our legal expertise on the Board. We are pleased to welcome John and Paul to the Board, and we look forward to working with them in creating value for all Boyd Gaming shareholders.”

With more than 35 years of experience in the hospitality industry, Whetsell was named President and CEO of Loews Hotels in January 2012. Previously, he was President and CEO of CapStar Hotel Company, which he founded in 1987. Whetsell served as Chairman and CEO of Meristar Hospitality Corporation, a spinoff of CapStar, until 2006, and was Chairman and CEO of Interstate Hotels & Resorts until 2003, remaining Chairman until 2009. Whetsell is a member of the Board of Directors of the American Hotel & Lodging Association, and serves on the Association’s Industry Real Estate and Financing Advisory Council. He is also a past member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Whetsell currently serves on the Board of Directors of NVR, Inc., a multistate homebuilding and mortgage banking company traded on the New York Stock Exchange, and the national Board of Trustees of the Cystic Fibrosis Foundation.

Bailey has more than 30 years of legal experience, with a particular focus on commercial corporate litigation, healthcare law and gaming law. His clients include many of Nevada’s largest healthcare providers, as well as prominent travel and tourism leaders. Prior to founding his law firm in 2001, Bailey was an associate and shareholder with Lionel Sawyer & Collins, previously the state’s largest law firm. Bailey was previously a member of the Board of Directors of SHFL Entertainment, Inc., and was Chairman

of its Governance Committee. He has also served in board positions of a wide range of regulatory and community importance over the last 15 years, including as Chairman and a Commissioner of the Nevada State Athletic Commission. He currently serves as Chairman of the Nevada State Bar Moral Character and Fitness Committee; Chairman of the Governing Board of the Andre Agassi College Preparatory Academy; member of the Board of Directors of the Council for a Better Nevada; and member of the Board of Directors of the Las Vegas Global Economic Alliance.

About Boyd Gaming
Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 22 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi and New Jersey. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.